Exhibit 9(a)
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Kirkpatrick & Lockhart LLP                         1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC  20036-1221
                                                   202.778.9000
                                                   202.778.9100 Fax
                                                   www.kl.com
November 26, 2002

USAA Mutual Fund, Inc.
9800 Fredericksburg Road
San Antonio, TX 78288

Ladies and Gentlemen:

         We have acted as counsel to USAA Mutual Fund, Inc., a Maryland corporation (the "Company"), in connection with Post-Effective Amendment No. 63 to the Company's Registration Statement on Form N-1A (File No. 2-49560) ("PEA") relating to the issuance of shares of common stock of certain existing series of the Company. You have requested our opinion with respect to the matters set forth below.

         In this opinion letter, the term "Shares" refers to the shares of common stock of the Aggressive Growth Fund, Growth Fund, Growth & Income Fund, Income Stock Fund, Science & Technology Fund, First Start Growth Fund, Small Cap Stock Fund, Capital Growth Fund, Value Fund, Income Fund, Short-Term Bond Fund, Intermediate-Term Bond Fund, Money Market Fund, and High Yield Opportunities Fund, each a series of the Company (each, a "Series"), that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

         In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated October 10, 1980, as amended and supplemented ("Articles"), and Amended By-laws, dated September 17, 2001 ("By-laws"), and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. The opinion set forth in this letter is limited to the laws and facts in existence on the date hereof, and is further limited to the laws (other than laws relating to choice of law) of the State of Maryland that in our experience are normally applicable to the issuance of shares of common stock by corporations and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

         Based  on  and   subject   to  the   foregoing,   and  the   additional
qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable. We note, however, that holders of Shares of the Company may be obligated to pay charges in connection with the redemption or transfer of Shares in accordance with any standards established by the Board of Directors under the Articles or By-laws.
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Kirkpatrick & Lockhart LLP
USAA Mutual Fund, Inc.
November 26, 2002
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         We are furnishing  this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose without specific prior written consent.

         The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

         We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.



                           Very truly yours,

                           /s/ Kirkpatrick & Lockhart LLP

                           KIRKPATRICK & LOCKHART LLP